Exhibit 10.2
November 22, 2004 and as Amended and Restated through December 8, 2008
Mr. John A. Swainson
          Re: Employment Agreement
Dear John:
          This is your Employment Agreement (the “Agreement”) with Computer Associates International, Inc., a Delaware corporation (the “Company”). It sets forth the terms of your employment with the Company and its affiliates from time to time (together, the “Group”).
1. Your Position, Performance and Other Activities
          (a) Position. You will be employed in the position of Chief Executive Officer of the Company. It is anticipated that you will be employed in the position of Chief Executive Officer of the Company within six (6) months of your Start Date (as defined in Section 2). You will be appointed to the Company’s Board of Directors (the “Board”) as of your Start Date (as defined in Section 2) and the Company will use all reasonable efforts to cause you to be nominated for re-election each time your term expires during your employment. You agree to serve as a member of the Board, as well as a member of any Board committee to which you may be elected or appointed. You also agree that you will be deemed to have resigned from the Board and each Board committee voluntarily, without any further action by you, as of the end of your employment.
          (b) Authority, Responsibilities and Reporting. You will have the authority, responsibilities and reporting relationships that correspond to your position, including any particular authority, responsibilities and reporting relationships consistent with your position that the Board may assign to you from time to time and compliance with such policies of the Company as may be adopted from time to time.
          (c) Performance. During your employment, you will devote substantially all of your business time and attention to the Group and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability. During your employment, your place of performance will be Islandia, New York or such other place as the Board determines.
          (d) Other Activities. During your employment, you will not render any business, commercial or professional services to any non-member of the Group. However, you may (1) serve on corporate, civic or charitable boards, (2) manage personal investments, or (3) deliver lectures, or fulfill speaking engagements or teach at educational institutions, so long as (A) these activities do not interfere with your performance of your responsibilities under this Agreement and (B) any service on a corporate, civic or charitable board is approved by the Board.

2. Term of Your Employment
Subject to your satisfactory completion of pre- and post-employment background, reference and other checks, your employment under this Agreement will (a) begin on November 22, 2004 (the “Start Date” of this Agreement) and (b) end at the close of business on the earlier of (1) the end of the Compensation Period or (2) the effective date of early termination of your employment. Your “Compensation Period” begins on your Start Date and is initially scheduled to end on the fifth anniversary of your Start Date. Beginning on the fifth anniversary of your Start Date and on each following anniversary, your Compensation Period will automatically extend for one year unless either you or the Company gives at least 90 days’ prior notice of non-extension. In no event, however, will your Compensation Period extend beyond the end of the Company’s fiscal year in which your 65th birthday occurs. References in this Agreement to “your employment” are to your employment under this Agreement.
3. Your Compensation
          (a) Salary. During your employment, you will receive an annual base salary (as increased from time to time, your “Salary”). The starting amount of your Salary is $1,000,000. The Company will review your Salary at least annually and may increase it at any time for any reason. However, your Salary may not be decreased at any time (including after any increase) without your written consent and any increase in your Salary will not reduce or limit any other obligation to you under this Agreement. Your Salary will be paid in accordance with the Group’s normal practices for senior executives.
          (b) Bonus. You will be eligible to receive an annual cash bonus (your “Bonus”) for each fiscal year of the Company ending during your employment. The target level for your Bonus in each full fiscal year of your employment will be at least 100% of your Salary (the “Target Annual Bonus”) and the maximum level for your Bonus will be 200% of your Salary. You will be entitled to a minimum Bonus of $333,334 for the Company’s fiscal year ending March 31, 2005. Your Bonus will be paid at the same time as such bonuses are paid to other senior executives of the Company.
          (c) Long-Term Incentive Awards. You will be eligible to receive long-term incentive awards (“Long-Term Incentive Awards”) as determined by the Company in accordance with the Company’s Long-Term Incentive Plan (and any successor plan) in which you will begin to participate for the performance period starting April 1, 2005. The target award level under the Company’s Long-Term Incentive Plan initially will be 2.5 times your Salary. The maximum award level under the Company’s Long-Term Incentive Plan initially will be 3.75 times your Salary.
          (d) Initial Incentive Awards. (1) In addition to your Salary and Bonus, on your Start Date you will be awarded (A) stock options to purchase 350,000 shares of the Company’s common stock (your “Sign-On Options”) and (B) 100,000 restricted shares of the Company’s common stock (your “Sign-On Stock”).
     (2) Your Sign-On Options will be granted under the Company’s 2002 Incentive Plan and will have an exercise price equal to the Start Date

Closing Price. Your Sign-On Options will vest 34%, 33% and 33% on the first, second and third anniversaries of the Start Date.
     (3) Your Sign-On Stock will be granted under the Company’s 2002 Incentive Plan. Initially, your Sign-On Stock may not be transferred or assigned and will be forfeited to the Company for zero (0) consideration if your employment with the Company is terminated for any reason prior to vesting. Your Sign-On Stock will vest in equal installments on each of the first three one-year anniversaries of your Start Date (such restricted stock is “vested” when it is no longer subject to such transfer restrictions and forfeiture provisions).
     (4) Except as provided in this Agreement, your Sign-On Options and Sign-On Stock will be subject to the terms of the Company’s 2002 Incentive Plan and to the terms of your award agreement under it (which will contain the Group’s normal provisions for senior executives).
          (e) Relocation Benefit. In accordance with the Company’s Relocation Policy, you will be eligible to be reimbursed for your reasonable costs incurred in connection with your relocation to the Company’s headquarters in Islandia, New York. In addition, you shall receive temporary corporate housing in accordance with the Company’s policies and you shall be eligible to receive relocation benefits in accordance with the Company’s policies, in each case, until no later than November 22, 2006.
          (f) Restricted Stock Units. In addition to your Sign-On Stock, on your Start Date you will be awarded restricted stock units with respect to 100,000 shares of the Company’s common stock (your “RSUs”). Your RSUs will be granted under the Company’s 2002 Incentive Plan. Your RSUs may not be transferred or assigned until six (6) months after the date on which your employment with the Group terminates for any reason. Six (6) months after your date of termination, your RSUs will fully vest, be transferable and be paid to you. You will also receive dividend equivalent rights entitling you to be paid, at the same time as other shareholders of the Company, any dividends declared and paid in respect of the 100,000 shares of the Company’s common stock underlying your RSUs.
          (g) Signing Bonus. Within 30 days of your Start Date, you will receive a signing bonus equal to $2.5 million in cash. Additionally, you will receive the present value of $2.8 million, the form and manner of such payment to be agreed by you and the Company; provided, however, if you and the Company fail to agree on a form and manner of this payment within 60 days of the Start Date, the Company has the right to make the $2.8 million payment in cash.
4. Other Employee Benefits
          (a) Vacation. You will be entitled to paid annual vacation during your employment (totaling at least four (4) weeks a year) on a basis that is at least as favorable as that provided to other senior executives of the Group.
          (b) Business Expenses. You will be reimbursed for all business and entertainment expenses incurred by you in performing your responsibilities under this Agreement. The Company is responsible for ensuring that business expenses under 4(b) are reimbursed to you as soon as practicable but in no event later than the end of the calendar year following the year in which such reimbursable expenses were incurred. Any such reimbursements under 4(b) shall be subject to the Group’s normal practice for senior executives.
          (c) Facilities. During your employment, you will be provided with office space, facilities, secretarial support and other business services consistent with your position on a basis that is at least as favorable as that provided to other senior executives of the Group.
          (d) Indemnification. To the extent permitted by law, the Company will indemnify you against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of your status as a director, officer, employee and/or agent of the Group during your employment. In addition, to the extent permitted by law, the Company will pay or reimburse any expenses, including reasonable attorney’s fees, you incur in investigating and defending any actual or threatened action, suit or proceeding for which you may be entitled to indemnification under this Section 4(d). However, you agree to repay any expenses paid or reimbursed by the Company if it is ultimately determined that you are not legally entitled to be indemnified by the Company. If the Company’s ability to make any payment contemplated by this Section 4(d) depends on an investigation or determination by the board of directors of any member of the Group, at your request the Company will use its best efforts to cause the investigation to be made (at the Company’s expense) and to have the relevant board reach a determination as soon as reasonably possible. This indemnification will be at least as favorable as that provided to other senior executives and directors of the Group.
          (e) Employee Benefit Plans. During your employment, you will be eligible to participate in the Group’s employee benefit and welfare plans, including plans providing retirement benefits, medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other senior executives of the Group.
5. Early Termination of Your Employment
          (a) No Reason Required. You or the Company may terminate your employment early at any time for any reason, or for no reason, subject to compliance with Section 5(e).
          (b) Termination by the Company for Cause.
     (1) “Cause” means any of the following:
     (A) Your continued failure, either due to willful action or as a result of gross neglect, to substantially perform your duties and responsibilities to the Group under this Agreement (other than any such failure resulting from your incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to you by the Board, which notice specifies in reasonable detail the manner in which the

Company believes you have not substantially performed your duties and responsibilities.
     (B) Your engagement in conduct which is demonstrably and materially injurious to the Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Group.
     (C) Your indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude.
     (D) Your being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability).
     (E) Your breach of your fiduciary duties to the Group which may reasonably be expected to have a material adverse effect on the Group. However, to the extent the breach is curable, the Company must give you notice and a reasonable opportunity to cure.
     (F) Your (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, your failure to waive attorney-client privilege relating to communications with your own attorney in connection with an Investigation shall not constitute “Cause”.
     (G) Your removing, concealing, destroying, purposely withholding, altering or by any other means falsifying any material which is requested in connection with an Investigation.
     (H) Your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your responsibilities to the Group under this Agreement, if (i) the disqualification, bar or loss continues for more than 30 days and (ii) during that period the Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during your employment, you will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if your employment is not permissible, you will be placed on leave (which will be paid to the extent legally permissible).
     (I) Your unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Company’s standard confidentiality policies and procedures, in the case of any item identified in this clause (I) which may reasonably be expected to have a material adverse effect on the Group and that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to you by the Company, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation.
     (J) Your violation of the Group’s (i) Workplace Violence Policy or (ii) policies on discrimination, unlawful harassment or substance abuse.
For this definition, no act or omission by you will be “willful” unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the Group.
     (2) To terminate your employment “for Cause”, the Board must determine in good faith that Cause has occurred, the Company must comply with Section 5(e) and the Company must deliver to you a copy of a resolution duly adopted by a majority of the entire Board (excluding you) at a meeting of the Board called and held for such purpose (after reasonable notice to you and a reasonable opportunity for you and your counsel to be heard) that finds that in the good faith opinion of the Board, Cause has occurred and states the basis for that belief.
          (c) Termination by You for Good Reason.
     (1) “Good Reason” means any of the following:
     (A) Any material and adverse change in your position with the Group (including by reason of the Company’s failure to cause you to be nominated to the Board).
     (B) Any material failure by the Company to provide you with authority, responsibilities and reporting relationships as provided in Section 1(b) or any material and adverse reduction in your authority, responsibility or reporting relationships or the assignment of any duties inconsistent in any material respect with your position, authority, duties or responsibilities, in each case other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly on your giving the Company notice.
     (C) Any material reduction by the Company in your Salary or Target Annual Bonus, other than any such reduction agreed to by you in writing or any insubstantial or inadvertent reduction by the Company that is cured promptly on your giving the Company notice.
     (D) Any material failure by the Company to comply with Section 3, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly on your giving the Company notice.

     (E) Any purported termination by the Company of your employment that is in breach of this Agreement.
     (F) Any failure by the Company to comply with Section 11(c).
     (2) The Company’s placing you on paid leave for up to 90 consecutive days while it is determining whether there is a basis to terminate your employment for Cause will not constitute Good Reason.
     (3) To terminate your employment “for Good Reason”, Good Reason must have occurred and you must comply with Section 5(e). However, (A) if you do not give a Termination Notice within 90 days after you have knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason; (B) you must give the Company notice and a 30-day period to cure the event constituting Good Reason under Section 5(c)(1); and (C) you must terminate your employment within the two years after the initial existence of an event constituting Good Reason.
          (d) Termination on Disability or Death.
     (1) The term “Disability” means your absence from your responsibilities with the Company on a full-time basis for 180 business days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury. If a doctor mutually acceptable to you and the Company determines in good faith that your Disability has occurred, the Company may give you Termination Notice. If within 30 days of the Termination Notice you do not return to full-time performance of your responsibilities, your employment will terminate. If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Agreement. Except as provided in this Section 5(d), your incapacity due to mental or physical illness or injury will not affect the Company’s obligations under this Agreement.
     (2) Your employment will terminate automatically on your death. If you die before your employment starts, all the provisions of this Agreement will also terminate and there will be no liability of any kind under this Agreement.
          (e) Advance Notice Generally Required.
     (1) To terminate your employment before the end of your Compensation Period, either you or the Company must provide a Termination Notice to the other. A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason and a reasonably detailed description of the facts that permit termination under that clause. (The failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under this Agreement.)

     (2) You and the Company agree to provide 90 days’ advance Termination Notice of any early termination, unless your employment is terminated by the Company for Cause or because of your Disability or death. Accordingly, the effective date of early termination of your employment will be 90 days after Termination Notice is given except that (A) the effective date will be the date of the Company’s Termination Notice if your employment is terminated by the Company for Cause, although the Company may provide a later effective date in the Termination Notice, (B) the effective date will be 30 days after Termination Notice is given if your employment is terminated because of your Disability, and (C) the effective date will be the time of your death if your employment is terminated because of your death. The Company may elect to place you on paid leave for all or part of the advance notice period.
6. The Company’s Obligations in Connection With Your Termination
          (a) General Effect. On termination in accordance with Sections 2 and 5, your employment will end and the Group will have no further obligations to you except as provided in this Section 6.
          (b) With Good Reason or Without Cause. If, during your Compensation Period, the Company terminates your employment without Cause or you terminate your employment for Good Reason:
     (1) The Company will pay you the following as of the end of your employment: (A) your unpaid Salary through the date of termination, (B) your Salary for any accrued but unused vacation, (C) any accrued expense reimbursements and other cash entitlements, (D) any unpaid but awarded Bonus and (E) any unpaid compensation deferred by you (together with any interest and/or earnings through the end of your employment) other than pursuant to a tax-qualified plan (together, your “Accrued Compensation”). In addition, the Company will timely pay you any amounts and provide to you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the Group (together, the “Other Benefits”).
     (2) The Company will pay you your Accrued Bonus. Your “Accrued Bonus” means, to the extent not previously awarded or paid, your Target Annual Bonus for the fiscal year in which the Termination Notice is given multiplied by the number of days of your employment since the fiscal year ending before Termination Notice is given divided by 365.
     (3) The Company will pay you a lump sum cash amount equal to two (2) times the sum of your (A) then current Salary and (B) average Bonus earned over the three (3) most recently completed fiscal years (or, if you have worked less than three (3) fiscal years, the number of fiscal years worked) prior to the date of termination, but in no event will this bonus amount be greater than your Target Annual Bonus for the fiscal year in which the Termination Notice is given.
     (4) The unvested stock options issued by the Group to you, that, absent the end of your employment, would have vested in the 24-month period following your termination, will immediately vest and become exercisable. The restricted stock and other equity-based compensation (excluding any Long-Term Incentive Awards not yet granted for any then outstanding performance cycles) awarded by the Group to you, that, absent the end of your employment, would have vested in the 24-month period following your termination, will vest and become immediately payable.
     (5) The Company will pay you a lump-sum payment equal to your continuation coverage cost under COBRA for 18 months. The payments in this Section 6(b)(5) are referred to as your “Welfare Benefits”.
          (c) Company Non-Renewal of Compensation Period. If the Company elects not to renew your Compensation Period in accordance with Section 2:
     (1) The Company will pay you your Accrued Compensation, Accrued Bonus and your Other Benefits.
     (2) The unvested stock options issued by the Group to you, that, absent the end of your employment, would have vested in the 12-month period following your termination will immediately vest and become exercisable. The restricted stock and other equity-based compensation (excluding any Long-Term Incentive Awards not yet granted for any then outstanding performance cycles) awarded by the Group to you, that, absent the end of your employment, would have vested in the 12-month period following your termination will vest and become immediately payable. The benefits in this Section 6(c)(2) are referred to as your “Accelerated Equity Vesting.”
     (3) The Company will pay you a lump sum amount equal to one (1) times your then current Salary.
     (4) The Company will pay you a lump-sum payment equal to your continuation coverage cost under COBRA for 12 months.
          (d) For Cause or without Good Reason. If the Company terminates your employment for Cause or you terminate your employment without Good Reason, the Company will pay your Accrued Compensation and provide your Other Benefits.
          (e) For Your Disability or Death. If, during the Compensation Period, your employment terminates as a result of your death or Disability, the Company will pay your Accrued Compensation and Accrued Bonus and will provide Accelerated Equity Vesting and your Other Benefits and Welfare Benefits.
          (f) Change in Control. If there is a “Change in Control”, as defined in the Company’s Change in Control Severance Policy (the “CIC Severance Policy”), and you are entitled to the payments and benefits provided in the CIC Severance Policy they will reduce (but not below zero) the corresponding payment or benefit provided under this Agreement. It is the intent of this provision to pay or to provide to you the greater of the two payments or benefits but not to duplicate them. The equity awards granted in this Agreement shall have the benefit of the potential accelerated vesting contained in the Company’s 2002 Incentive Plan as in effect on the Start

Date. Under the terms of the CIC Severance Policy you will be considered a Schedule A participant. If the CIC Severance Policy were to be changed during your Compensation Period, the Company will establish change in control terms applicable to you on a basis no less favorable to you than as are set forth in the CIC Severance Policy on the Start Date.
          (g) Condition. The Company will not be required to make the payments and provide the benefits stated in this Section 6 unless within fifty-five (55) days following the termination of your employment you execute and deliver to the Company, and do not revoke, an agreement releasing from all liability (other than the payments and benefits contemplated by this Agreement) each member of the Group and any of their respective past or present officers, directors, employees or agents. This agreement will be in the form normally used by the Group senior executives at the time.
          (h) Timing. The payments and benefits provided in this Section 6 will begin within sixty (60) days of the end of your employment, subject to your compliance with the requirements of Section 6(g), but in any event no later than two and one-half (2 1/2) months following the end of the year in which your employment terminates.
          (i) Section 409A.
          To extent you would otherwise be entitled to any payment that under this Agreement, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A and that if paid during the six months beginning on the date of termination of your employment would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to you on the earlier of the six-month anniversary of your date of termination, a change in ownership or effective control of the Company (within the meaning of Section 409A) or your death. Similarly, to the extent you would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of your employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the six-month anniversary of your date of termination, a change in ownership or effective control of the Company (within the meaning of Section 409A) or your death. In addition, any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to you only upon a “separation from service” as defined in Treas. Reg. 1.409A-1(h). Each severance payment made under this Agreement shall be deemed to be separate payments, amounts payable under Section 6 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. 1.409A-1 through 1.409A-6.
          Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of your second taxable year following your taxable year in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of your third taxable year following the taxable year in which your “separation from service” occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
7. Proprietary Information
          (a) Definition. “Proprietary Information” means confidential or proprietary information, knowledge or data concerning (1) the Group’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how, (2) any other matter relating to the Group and (3) any matter relating to clients of the Group or other third parties having relationships with the Group. Proprietary Information includes (1) information regarding any aspect of your tenure as an employee of the Group or the termination of your employment, (2) the names, addresses, and phone numbers and other information concerning clients and prospective clients of the Group, (3) investment techniques and trading strategies used in, and the performance records of, client accounts or other investment products, and (4) information and materials concerning the personal affairs of employees of the Group. In addition, Proprietary Information may include information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement. However, Proprietary Information does not include information (1) that was or becomes generally available to the public, other than as a result of a disclosure by you, directly or indirectly, or as a result of the violation by a third party of the Group’s confidentiality rights, or (2) that you can establish was independently developed by you without reference to any Proprietary Information.
          (b) Use and Disclosure. You will obtain or create Proprietary Information in the course of your involvement in the Group’s activities and may already have Proprietary Information. You agree that the Proprietary Information is the exclusive property of the Group, and that, during your employment, you will use and disclose Proprietary Information only for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group. After your employment, you will not use or disclose any Proprietary Information. In addition, nothing in this Agreement will operate to weaken or waive any rights that the Group may have under statutory or common law, or any other agreement, to the protection of trade secrets, confidential business information and other confidential information.
          (c) Limitations. Nothing in this Agreement prohibits you from providing truthful testimony or information concerning the Group to governmental, regulatory or self-regulatory authorities. Also, the parties (and their respective employees, representatives and agents) may disclose to any and all persons, without any limitation of any kind, the tax treatment and tax structure of this Agreement and all materials of any kind (including opinions and other tax analysis) that are provided to either party related to such tax treatment and structure.
8. Ongoing Restrictions on Your Activities
          (a) General Effect. This Section 8 applies during your employment and for the 12-month period after your employment ends. This Section uses the following defined terms:
     “Competitive Enterprise” means any business enterprise that either (1) engages in any material activity that competes anywhere with any material activity in which the Group is then engaged or (2) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.
     “Client” means any client or prospective client of the Group to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Group.
     “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action. A general employment advertisement by an entity of which you are a part is excluded from the definition of Solicit.
          (b) Your Importance to the Group and the Effect of this Section 8. You acknowledge that:
     (1) In the course of your involvement in the Group’s activities, you will have access to Proprietary Information and the Group’s client base and will profit from the goodwill associated with the Group. On the other hand, in view of your access to Proprietary Information and your importance to the Group, if you compete with the Group for some time after your employment, the Group will likely suffer significant harm. In return for the benefits you will receive from the Group and to induce the Group to enter into this Agreement, and in light of the potential harm you could cause the Group, you agree to the provisions of this Section 8. The Company would not have entered into this Agreement if you did not agree to this Section 8.
     (2) In light of Section 8(b)(1), if you breach any provision of this Section 8, the loss to the Company would be material but the amount of loss would be uncertain and not readily ascertainable.
     (3) This Section 8 limits your ability to earn a livelihood in a Competitive Enterprise and your relationships with Clients. You acknowledge, however, that complying with this Section 8 will not result in severe economic hardship for you or your family.

(c) Your Payment Obligations. If you fail to comply with this Section 8 during the Compensation Period and for a 12-month period thereafter, other than any isolated, insubstantial and inadvertent failure that is not in bad faith, you will forfeit all (i) remaining payments owed to you under Section 6 and (ii) restricted stock and other equity-based compensation (without features similar to exercise) that have been awarded by the Group and not vested at the time of determination.
          (d) Non-Competition. During your Compensation Period and for a 12-month period after termination of your employment, you will not directly or indirectly:
     (1) hold a 10% or greater equity, voting or profit participation interest in a Competitive Enterprise; or
     (2) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with your association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:
     (A) that is substantially related to any activity that you were engaged in,
     (B) that is substantially related to any activity for which you had direct or indirect managerial or supervisory responsibility, or
     (C) that calls for the application of specialized knowledge or skills substantially related to those used by you in your activities;
in each case, for the Group at any time during the year before the end of your employment (or, if earlier, the year before the date of determination).
          (e) Non-Solicitation of Clients. During your Compensation Period and for a 12-month period after termination of your employment, you will not attempt to:
     (1) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Group (excluding any business that is not a material activity of the Group),
     (2) transact business with any Client that would cause you to be a Competitive Enterprise or that would cause any Client to reduce or refrain from doing any business with the Group, or
     (3) interfere with or damage any relationship between the Group and a Client.
          (f) Non-Solicitation of Group Employees. During your Compensation Period and for a 12-month period after termination of your employment, you will not attempt to Solicit anyone who is then an employee of the Group (or who was an employee of the group within the prior three (3) months) to resign from the Group or to apply for or accept employment with any Competitive Enterprise, except that you may Solicit your administrative assistant.

          (g) Notice to New Employers. Before you either apply for or accept employment with any other person or entity while any of Section 8(d), (e) or (f) is in effect, you will provide the prospective employer with written notice of the provisions of this Section 8 and will deliver a copy of the notice to the Group.
9. No Public Statements or Disparagement
You agree that you will not make any public statement that would libel, slander or disparage any member of the Group or any of their respective past or present officers, directors, employees or agents. This Section 9 is subject to Section 7(c).
10. Effect on Other Agreements; Entire Agreement
This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement. You hereby acknowledge that you are not subject to any obligation which would in any way restrict the performance of your duties hereunder.
11. Successors
          (a) Payments on Your Death. If you die and any amounts become payable under this Agreement, we will pay those amounts to your estate.
          (b) Assignment by You. You may not assign this Agreement without the Company’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 11(b), whether voluntary or involuntary, will be void.
          (c) Assumption by any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company’s consolidated assets (a “Sale”), the Company will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you. After the Reorganization or Sale, the Surviving Company will be treated for all purposes as the Company under this Agreement. The “Surviving Company” means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of the Company.
12. Disputes
          (a) Employment Matter. This Section 12 applies to any controversy or claim between you and the Group arising out of or relating to or concerning this Agreement or any aspect of your employment with the Group or the Seller or the termination of that employment (together, an “Employment Matter”).

          (b) Mandatory Arbitration. Subject to the provisions of this Section 12, any Employment Matter will be finally settled by arbitration in the County of New York administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect. However, the rules will be modified in the following ways: (1) the decision must not be a compromise but must be the adoption of the submission by one of the parties, (2) each arbitrator will agree to treat as confidential evidence and other information presented to the same extent as the information is required to be kept confidential under Section 7, (3) there will be no authority to amend or modify the terms of this Agreement except as provided in Section 13(c) (and you and the Group agree not to request any such amendment or modification), (4) a decision must be rendered within 10 business days of the parties’ closing statements or submission of post-hearing briefs and (5) the arbitration will be conducted before a panel of three arbitrators, one selected by you within 10 days of the commencement of arbitration, one selected by the Company in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association; provided that the arbitrator shall be a partner or former partner at a nationally recognized law firm).
          (c) Limitation on Damages. You and the Group agree that there will be no punitive damages payable as a result of any Employment Matter and agree not to request punitive damages.
          (d) Injunctions and Enforcement of Arbitration Awards. You or the Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under Section 12(b). Also, the Group may bring such an action or proceeding, in addition to its rights under Section 12(b) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Sections 7 and 8. You agree that (1) your violating any part of Sections 7 and 8 would cause damage to the Group that cannot be measured or repaired, (2) the Group therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Sections, (3) no bond will need to be posted for the Group to receive such an injunction, order or other relief, (4) no proof will be required that monetary damages for violations of those Sections would be difficult to calculate and that remedies at law would be inadequate and (5) the General Counsel of the Company is irrevocably appointed as your agent for service of process in connection with any such action or proceeding (the General Counsel will promptly advise you of any such service of process).
          (e) Jurisdiction and Choice of Forum. You and the Group irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any Employment Matter that is not otherwise arbitrated or resolved according to Section 12(b). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the Group (1) acknowledge that the forum stated in this Section 12(e) has a reasonable relation to this Agreement and to the relationship between you and the Group and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 12(e) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 12(e) and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Group. However, nothing in this Agreement precludes you or the Group from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Sections 12(b) and this 12(e).
          (f) Waiver of Jury Trial. To the extent permitted by law, you and the Group waive any and all rights to a jury trial with respect to any Employment Matter.
          (g) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.
          (h) Costs. To the extent permitted by law, the Company will reimburse any reasonable expenses, including reasonable attorney’s fees, you incur as a result of any Employment Matter, provided that you prevail on a material issue in such dispute. Additionally, the Company will reimburse your reasonable attorney’s fees, not to exceed $40,000, incurred to negotiate this Employment Agreement. Any reimbursements made to you by the Company under this Section 12(h) will be paid to you as soon as practicable but in no event later than the end of the calendar year following the year in which such reimbursable expenses were incurred.
13. General Provisions
          (a) Construction.
     (1) References (A) to Sections are to sections of this Agreement unless otherwise stated; (B) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) to any governmental authority include any successor to the governmental authority; (E) to any plan include any programs, practices and policies; (F) to any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) to any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.
     (2) The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.
     (3) Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”
     (4) It is your and the Group’s intention that this Agreement not be construed more strictly with regard to you or the Group.
          (b) Withholding. You and the Group will treat all payments to you under this Agreement as compensation for services. Accordingly, the Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.
          (c) Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of Section 8 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.
          (d) No Set-off or Mitigation. Except as provided in Section 8(c) or if your employment is terminated by the Company for Cause, your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Group may have against each other or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement.
          (e) Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 13(e)):
          If to you, to your address then on file with the Company’s payroll department.
          If to the Company or any other member of the Group, to:
Computer Associates International, Inc.
World Headquarters
One Computer Associates Plaza
Islandia, New York 11749
Attention: General Counsel
Facsimile: (631) 342-4865
          (f) Consideration. This Agreement is in consideration of the mutual covenants contained in it. You and the Group acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.
          (g) Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Group to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.
          (h) Third-Party Beneficiaries. Subject to Section 11, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and the Company and your and the Company’s permitted successors and assigns, although (1) this Agreement will inure to the benefit of the Group and (2) Section 11(a) will inure to the benefit of the most recent persons named in a notice under that Section.
          (i) Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. However, this Agreement will not be effective until the date both parties have executed this Agreement.

Very truly yours,
/s/ Andrew Goodman
Andrew Goodman
Executive Vice President Global Human Resources

Accepted and agreed to:

/s/ John A. Swainson
John A. Swainson
Title: Chief Executive Officer
December 8, 2008